Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(B)(4), 200.83 and 200.406

RENEWAL RIGHTS AND ASSET PURCHASE AGREEMENT

By and Among

AMTRUST FINANCIAL SERVICES, INC.

and

ALEA NORTH AMERICA COMPANY

and

ALEA NORTH AMERICA INSURANCE COMPANY

Dated as of November 21, 2005

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1

1.1.	Definitions	1
1.2.	Interpretation.	7

ARTICLE II	TRANSFER OF ASSETS	8

2.1.	The Closing	8
2.2.	The Closing Transactions	8
2.3.	Non-Assumption of Liabilities	8
2.4.	Closing Deliveries.	9
2.5.	Writing of Covered Insurance Contracts	9
2.6.	Consideration.	9
2.7.	Tax Allocation of Payments	9

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES	10

3.1.	Corporate Existence and Power	10
3.2.	Corporate Authority	10
3.3.	Non-Contravention	11
3.4.	Compliance with Laws	11
3.5.	Liens and Encumbrances on Transferred Assets	11
3.6.	Litigation	11
3.7.	Consents and Approvals	11
3.8.	Producers and Producer Agreements	11
3.9.	Rates, Rules and Forms	12
3.10.	Payment of Commissions	12
3.11.	Employees	12
3.12.	Territorial Restrictions	12
3.13.	Brokers	12

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PURCHASER	12

4.1.	Corporate Existence and Power	12
4.2.	Corporate Authority	13
4.3.	Non-Contravention	13
4.4.	Licenses	13
4.5.	Due Investigation	13
4.6.	Consents and Approvals	14
4.7.	Brokers	14

ARTICLE V	INSURANCE CONTRACTS AND PRODUCERS	14

5.1.	No Representations On Market Reaction	14
5.2.	No Infringement on Producer Rights	14
5.3.	Authority of the Seller Parties to Nonrenew and Withdraw	15
5.4.	No Limitations on the Seller Parties Operations	15

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ARTICLE VI	COVENANTS OF EACH OF THE PARTIES	15

6.1.	Covenants of the Seller Parties.	15
6.2.	Covenants of the Purchaser.	16

ARTICLE VII	COVENANTS OF SELLER PARTIES AND PURCHASER	17

7.1.	Governmental Authority Approvals	17
7.2.	Compliance With Law	18
7.3.	Expenses	18
7.4.	Use of Names.	18
7.5.	Public Announcements and Disclosure	18
7.6.	Confidentiality	18
7.7.	Further Assurances	19

ARTICLE VIII	EMPLOYEE MATTERS	19

8.1.	Offers of Employment	19
8.2.	Employee Benefits	20
8.3.	Non-Transferred Employees	20
8.4.	Transferred Employees Cooperation	20
8.5.	No Solicitation of Transferred Employees	21
8.6.	No Solicitation of Non-Transferred Employees	21

ARTICLE IX	NON-SOLICITATION OF PRODUCERS	21

9.1.	Non-Solicitation	21

ARTICLE X	CONDITIONS PRECEDENT TO THE OBLIGATION OF PURCHASER TO CLOSE	22

10.1.	Representations, Warranties and Covenants	22
10.2.	Approvals	22
10.3.	Closing Deliveries	22
10.4.	Injunction and Litigation	23
10.5.	Purchaser Primary Insurer	23
10.6.	Release of Transferred Employees From Non-Compete	23
10.7.	Other Documents	23

ARTICLE XI	CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER PARTIES TO CLOSE	23

11.1.	Representations, Warranties and Covenants	23
11.2.	Approvals	24
11.3.	Closing Deliveries	24
11.4.	Payment to the Seller Parties	24
11.5.	Injunction and Litigation	24
11.6.	Purchaser Primary Insurer	24
11.7.	Insurer Rating	24
11.8.	Maintenance of Rating
11.9.	Other Documents	24

- ii -

ARTICLE XII	TERMINATION PRIOR TO CLOSING	24

12.1.	Termination of Agreement	24
12.2.	Survival Upon Termination	25
12.3.	No Interference With Renewal Rights

ARTICLE XIII	SURVIVAL; INDEMNIFICATION	26

13.1.	Survival	26
13.2.	Indemnification.	26
13.3.	Procedures for Third Party Claims.	29
13.4.	Procedures for Direct Claims	30
13.5.	Exclusive Remedy	30
13.6.	Specific Performance	31

ARTICLE XIV	TRANSITION PERIOD	31

14.1.	Sublease.	31
14.2.	Embedded IP Rights	32
14.3.	Temporary Access to Seller Parties’ Systems	33
14.4.	Disclaimer	33
14.5.	Transition Team	34

ARTICLE XV	MISCELLANEOUS PROVISIONS	34

15.1.	Entire Agreement	34
15.2.	Assignment; Binding Effect	34
15.3.	No Third-Party Beneficiaries	34
15.4.	Invalidity	35
15.5.	Governing Law	35
15.6.	Jurisdiction	35
15.7.	Waiver of Jury Trial	35
15.8.	Counterparts	36
15.9.	Headings	36
15.10.	Communications	36
15.11.	Notices	36
15.12.	Waiver of Compliance	37

- iii -

INDEX OF EXHIBITS

Exhibit A    —    Bordereau

Exhibit B    —    Transferred Assets

Exhibit C    —    Form of Purchaser Officer’s Certificate

Exhibit D    —    Purchaser Rating Certificate

Exhibit E    —    Sublease Agreement

Exhibit F    —    Bill of Sale and General Assignment Agreement

INDEX OF SCHEDULES

Schedule 1.1(a)	—	Insurance Contracts
Schedule 1.1(b)	—	Terminated Programs
Schedule 2.5	—	Purchaser Producers and Agents
Schedule 2.6(a)	—	Allocation of Initial Payment
Schedule 3.7	—	Seller Parties Regulatory Approvals and/or Other Consents
Schedule 3.8(a)	—	Producers
Schedule 3.8(b)	—	Producer Agreements
Schedule 3.8(c)	—	Producer Statistics
Schedule 3.8(d)	—	Notice of Producer Termination
Schedule 4.4	—	Jurisdictions Where Purchaser Is Not Licensed
Schedule 4.6	—	Purchaser Regulatory Approvals and/or Other Consents
Schedule 6.1(b)	—	Certain Books and Records
Schedule 8.1	—	Employee Group
Schedule 14.2	—	Delivered Software and Documentation
Schedule 14.5	—	Transition Team

RENEWAL RIGHTS AND ASSET PURCHASE AGREEMENT

This RENEWAL RIGHTS AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 21, 2005 (the “Effective Date”), is entered into by and among Alea North America Company, a Delaware business corporation, and Alea North America Insurance Company, a New York property and casualty insurance company (individually and collectively, as applicable, the “Seller Parties”) and AmTrust Financial Services, Inc., a Delaware corporation (the “Purchaser”).

RECITALS:

WHEREAS, the Seller Parties desire to sell to the Purchaser, and the Purchaser desires to acquire from the Seller Parties, the right to renew and/or replace the Insurance Contracts; and

WHEREAS, in connection therewith, (i) the Seller Parties desire to transfer to the Purchaser, and the Purchaser desires to acquire from the Seller Parties, certain assets of the Seller Parties, (ii) the Purchaser desires to make offers of employment to all the employees of the Seller Parties in the Employee Group, and (iii) the Seller Parties and the Purchaser desire to enter into certain other agreements with respect to the transactions contemplated hereby, in each case, subject to the terms, conditions and limitations set forth in this Agreement and the Ancillary Agreements.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth herein, and in reliance upon the representations, warranties, conditions and covenants contained herein, and intending to be legally bound hereby and thereby, the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1.    Definitions. The following terms, when used in this Agreement, have the meanings set forth in this Section 1.1.

“Accessed Software” has the meaning ascribed to it in Section 14.3.

“Affiliate” of any Person means another Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“ANAIC” has the meaning ascribed to it in Section 9.1

“Ancillary Agreements” means (i) the Bill of Sale and General Assignment Agreement, and (ii) the Sublease Agreement.

“Applicable Law” means any applicable order, law, statute, regulation, rule, pronouncement, ordinance, bulletin, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Authority applicable to the parties hereto, or any of their respective businesses, properties or assets.

“Available Systems” has the meaning ascribed to it in Section 14.3.

“Base Compensation” means a Transferred Employee’s annual salary.

“Bill of Sale and General Assignment Agreement” means the Bill of Sale and General Assignment Agreement in form attached hereto as Exhibit F.

“Bordereau” means the form and information to be contained therein set forth in Exhibit A.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are permitted or obligated by Applicable Law to be closed for regular banking business.

“Closing” and “Closing Date” have the respective meanings set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Covered Insurance Contracts” has the meaning ascribed to it in Section 2.5.

“Covered Premium” means all Gross Written Premium billed by or on behalf of the Purchaser, any of the Purchaser’s Affiliates, or the Purchaser Primary Insurer, on or with respect to the Covered Insurance Contracts.

“Damages” has the meaning ascribed to it in Section 13.2(a).

“Embedded IP Rights” has the meaning ascribed to it in Section 14.2.

“Employee Group” has the meaning ascribed to it in Section 8.1.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local U.S. or non-U.S. governmental authority, quasi-governmental authority, instrumentality, court or government, self-regulatory organization, commission, tribunal or organization or any political or other subdivision, department, branch or representative of any of the foregoing.

“Gross Written Premium” means any and all amounts charged to a Policyholder or other Person on or with respect to a Covered Insurance Contract that are required to be reported as premium on the statutory financial statements of the Purchaser, the Purchaser Insurer Affiliate or the Purchaser Primary Insurer, as applicable with respect to such premium, in accordance with Applicable Law, exclusive of any surcharges, however described, that are billed on behalf of, and to the extent remitted to, any Governmental Authority, less any such amounts returned for cancellation of any such Covered Insurance Contract.

“Indemnified Party” has the meaning ascribed to it in Section 13.3(a).

“Indemnifying Party” has the meaning ascribed to it in Section 13.3(a).

“Insurance Contracts” means all insurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance, including all supplements, riders and endorsements issued or written in connection therewith and extensions thereto, issued, renewed, or written by the Alea Alternative Risk division of Alea North America Insurance Company, including those identified on Schedule 1.1(a) (which Schedule 1.1(a) shall be delivered by the Seller Parties to the Purchaser on the Closing Date using information reasonably available to the Seller Parties prior to the Closing Date), that are in-force as of the Closing Date, and all renewals or reinstatements thereof, whether on or after the Closing Date, that are required by Applicable Law or the terms of the Insurance Contracts; provided, however, that Insurance Contracts will not include any (i) Insurance Contracts issued in California, North Carolina or Colorado, (ii) insurance or reinsurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance or reinsurance assumed by Alea North America Insurance Company as reinsurer, and (iii) Insurance Contracts issued with respect to the terminated programs identified on Schedule 1.1(b).

“Insurer Affiliate” as to any of the Seller Parties or the Purchaser, means an Affiliate of such Person that is a duly licensed, eligible or otherwise authorized insurance company.

“Knowledge of the Seller Parties” means the actual knowledge, after due inquiry, of the chief executive officer, chief financial officer, chief operating officer, president and general counsel of the Seller Parties.

“Knowledge of the Purchaser” means the actual knowledge, after due inquiry, of the chief executive officer, chief financial officer, chief operating officer, president and general counsel of the Purchaser.

“Liability” or “Liabilities” means a liability, obligation, commitment, expense, claim or cause of action (of any kind or nature whatsoever, whether absolute, accrued, contingent or other, and whether known or unknown).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, lien (statutory or otherwise), preference, priority, charge or other encumbrance, charge, adverse claim (whether pending or, to the knowledge of the Person against whom the adverse claim is being asserted, threatened) or restriction of any kind affecting title or resulting in an encumbrance against property, real or personal, tangible or intangible, or a security interest of any kind, including any conditional sale or other title retention agreement, any right of first refusal, any lease in the nature thereof, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction (other than a financing statement which is filed or given solely to protect the interest of a lessor).

“Litigation” means any action, cause of action (whether at law or in equity), arbitration, claim or complaint by any Person alleging potential liability, wrongdoing or misdeed of another Person, or any administrative or other similar proceeding, criminal prosecution or investigation by any Governmental Authority alleging potential liability, wrongdoing or misdeed of another Person.

“Main Landlord” shall have the meaning ascribed to it in Section 14.1(a).

“Material Adverse Effect” means a material adverse effect on the ability of the Purchaser to renew, or write new insurance policies with respect to, the Insurance Contracts, taken as a whole; provided, however, that the following shall be excluded from the definition of “Material Adverse Effect” and from any determination as to whether a Material Adverse Effect has occurred or may occur: (i) the effects of changes affecting the economy and securities markets generally; (ii) the effects of changes affecting the insurance, reinsurance and financial services industries generally, including the general competitive forces in the insurance and reinsurance markets; (iii) any downgrade or potential downgrade of the financial strength, claims paying ability, insurance or other ratings of any of the Seller Parties, the Purchaser or any of their respective Affiliates; (iv) any changes in the financial condition or business plans of any of the Seller Parties, the Purchaser or any of their respective Affiliates; (v) any changes in laws, regulations, accounting or actuarial principles, or regulations or policies of general applicability; (vi) any changes in general economic, regulatory, or political conditions; (vii) any changes in the customer, client, vendor, Policyholder, or Producer relationships of the Seller Parties or their Affiliates as a result of or related to, the transactions contemplated by this Agreement; (viii) any changes resulting from actions or omissions of a party hereto taken with the prior written consent of the other parties with respect to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, and (ix) any adverse changes resulting from this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby or from the announcement of the transactions contemplated by this Agreement or the Ancillary Agreements or the identity of the parties hereto as parties to such transactions.

“Non-Transferred Employees” has the meaning ascribed to it in Section 8.1.

“Offer of Employment” has the meaning ascribed to it in Section 8.1.

“Override Payments” has the meaning ascribed to it in Section 2.6(d).

“Override Payments Offset” has the meaning ascribed to it in Section 2.6(e).

“Permitted Liens” mean (i) Liens securing the payment of Taxes, either not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings; (ii) reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting real property which do not materially affect the property, or the intended use of the property, secured thereby; and (iii) Liens of carriers, warehousemen, mechanics, materialmen, and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings.

“Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, Governmental Authority, trust joint venture, labor union, estate, unincorporated organization or other entity.

“Policyholders” means policyholders and named insureds of the Insurance Contracts.

“Producers” means the agents, brokers, managing general agents, third party administrators, managing agents, managing general underwriters or intermediaries, whether appointed by any of the Seller Parties or not, through whom or which any Policyholder has or may have secured any Insurance Contract with any of the Seller Parties and which are identified on Schedule 3.8(a).

“Purchaser” has the meaning ascribed to it in the introduction to this Agreement.

“Purchaser Brand New Policies” has the meaning ascribed to it in Section 2.5.

“Purchaser Primary Insurer” means a duly licensed, eligible or authorized insurance company, reasonably acceptable to the Seller Parties, with which the Purchaser and/or any of its Insurer Affiliates may, during the Renewal Period, enter into a reinsurance relationship whereby the Purchaser Primary Insurer will offer, quote, solicit, issue, write and/or bind the Covered Insurance Contracts in the place of the Purchaser and/or the Purchaser’s Insurer Affiliates in all jurisdictions in which neither the Purchaser nor any of its Insurer Affiliates is authorized to write the Covered Insurance Contracts and in any other jurisdictions reasonably necessary to effect the transfer of the Renewal Rights to the Purchaser, as contemplated herein, which Covered Insurance Contracts written by the Purchaser Primary Insurer will be reinsured by the Purchaser and/or any of its Insurer Affiliates; provided, however, that the Purchaser Primary Insurer must in all cases have and maintain during the Renewal Period an A. M. Best insurer financial strength rating of at least “A-” or a Standard & Poor’s insurer financial strength rating of at least “A-”.

“Purchaser Indemnity Cap” has the meaning ascribed to it in Section 13.2(b).

“Purchaser Indemnity Deductible” has the meaning ascribed to it in Section 13.2(b).

“Purchaser New Policies” has the meaning ascribed to it in Section 2.5.

“Purchaser Renewal Policies” has the meaning ascribed to it in Section 2.5.

“Renewal Period” has the meaning ascribed to it in Section 2.6(d).

“Renewal Rights” means all of the Seller Parties’ existing rights to offer, quote and/or solicit the renewals of any of the Insurance Contracts, including the right to offer to cancel and rewrite any of the Insurance Contracts and to solicit replacement insurance coverage, and the relationships that the Seller Parties enjoy with each of the Producers, subject in each case to all rights of Producers and Policyholders and Applicable Law.

“Representative” means, with respect to any Person, such Person’s officers, directors, employees, Affiliates, agents and representatives (including any investment banker, financial advisor, accountant, actuary, appraiser, analyst, consultant, legal counsel, agent, representative or expert retained by or acting on behalf of such Person or its subsidiaries).

“Seller Parties” has the meaning ascribed to it in the introduction.

“Seller Parties Indemnity Cap” has the meaning ascribed to it in Section 13.2(a).

“Seller Parties Indemnity Deductible” has the meaning ascribed to it in Section 13.2(a).

“Software License” has the meaning ascribed to it in Section 2.4(a)(iii).

“Sublease Agreement” means the Sublease Agreement in form attached hereto as Exhibit E.

“Sub-Leased Premises” has the meaning ascribed to it in Section 14.1(b).

“Taxes” means all taxes, charges, duties, fees, levies, or other similar assessments or liabilities, including all net and gross income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, employment, payroll, profit, estimated, severance, stamp, occupation, value added, registration, environmental, workers’ compensation, social security and franchise taxes imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)); and such term shall include any interest, fines, penalties, assessments, or additions to tax relating to, resulting from, attributable to, or incurred in connection with any such tax or any contest or dispute thereof.

“Termination Date” means December 30, 2005.

“Third Party Claims” has the meaning ascribed to it in Section 13.3.

“Total Consideration Payable” means the Initial Payment plus all Override Payments less the Override Payments Offset.

“Transferred Assets” means those physical assets of the Seller Parties specifically identified on Exhibit B.

“Transferred Employees” has the meaning ascribed to it in Section 8.1.

“Transition Period” has the meaning ascribed to it in Section 14.1(b).

1.2.    Interpretation.

(a)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event that an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(b)    When a reference is made in this Agreement to a section or article, such reference will be to a section or article of this Agreement unless otherwise clearly indicated to the contrary. Whenever the words “include”, “includes” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement (including the schedules and exhibits) as a whole and not to any particular provision of this Agreement. The meaning assigned to each term used in this Agreement will be equally applicable to both the singular and the plural forms of such term, and words denoting any gender will include all genders. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.

(c)    The schedules and exhibits attached hereto are incorporated into this Agreement and will be deemed a part hereof as if set forth herein in full. In the event of any conflict between the provisions of this Agreement and any schedule or exhibit, the provisions of this Agreement will control. Capitalized terms used in the schedules have the meanings assigned to them in this Agreement. The section references referred to in the schedules are to sections of this Agreement, unless otherwise expressly indicated

ARTICLE II
TRANSFER OF ASSETS

2.1.    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Lord, Bissell & Brook, 885 Third Avenue, 26th Floor, New York, New York, two (2) Business Days following the satisfaction or waiver of all conditions to closing described in Article X and Article XI or at such other time and place as the parties mutually agree (the “Closing Date”), but in no event later than the Termination Date. The transactions contemplated by this Agreement shall be deemed to be effective as of 12:01 a.m. on the date thereof.

2.2.    The Closing Transactions. Upon the terms, conditions, and limitations of this Agreement, and for the consideration stated herein, on the Closing Date the Seller Parties will sell, assign and transfer to the Purchaser, and the Purchaser will accept and acquire, all of the Seller Parties’ respective rights, title and interest in the Renewal Rights and the Transferred Assets. All sales, assignments and transfers of the Transferred Assets to the Purchaser hereunder will be evidenced by the Bill of Sale and General Assignment Agreement which will be executed and delivered on the Closing Date by the Seller Parties. The Transferred Assets shall not include, or otherwise be deemed to include, any other assets or properties of any of the Seller Parties, other than those physical assets of the Seller Parties identified on Exhibit B. On or before the Closing Date, in accordance with Article VIII, the Purchaser shall extend offers of employment to all the employees of the Seller Parties in the Employee Group.

2.3.    Non-Assumption of Liabilities. Other than pursuant to the Ancillary Agreements, as applicable, neither the Purchaser nor any of its Affiliates will, directly or indirectly, assume any Liability of the Seller Parties or their Affiliates of any kind, character or description attributable to the conduct of the business of the Seller Parties or the ownership or use of the Transferred Assets, in each case, prior to the Closing Date, regardless of when discovered or reported, including, but not limited to, the following Liabilities which shall remain Liabilities of the Seller Parties and/or their Affiliates, to the extent such Liabilities do not arise from any acts, errors or omissions of the Purchaser, its Affiliates or their respective Representatives:

(a)    any Liability relating to any failure or alleged failure to comply with, or any violation or alleged violation of, any Applicable Law, which failure or violation occurred or was alleged to have occurred prior to the Closing Date;

(b)    any Liability relating to any breach of any contract included in the Transferred Assets occurring prior to the Closing Date;

(c)    any Liability occurring prior to the Closing Date with respect to (i) any employee benefit plan or employee benefits maintained by the Seller Parties, (ii) the termination of any such employee benefits or employee benefit plan by the Seller Parties, (iii) payroll and employee benefits accrued by any employee of the Seller Parties, or (iv) the termination of employment of any officer or employee by the Seller Parties prior to the Closing Date (including, but not limited to, any such termination deemed to have occurred upon the consummation of the Closing);

(d)    any Liability arising under the express terms and conditions of the Insurance Contracts issued, renewed or written by the Seller Parties prior to the Closing Date; and

(e)    any Liability for Taxes arising prior to the Closing Date.

2.4.    Closing Deliveries.

(a)    On or before the Closing, the Purchaser will deliver to the Seller Parties the following:

(i)    Payment of the Initial Payment in accordance with Section 2.6; and

(ii)   any other deliveries contemplated by Article XI or the other provisions hereof.

(b)    On or before the Closing, the Seller Parties will deliver to the Purchaser the following:

(i)    The Bill of Sale and General Assignment Agreement, duly executed by the Seller Parties;

(ii)   Schedule 1.1(a); and

(iii)         any other deliveries contemplated by Article X or the other provisions hereof.

2.5.    *

2.6.    *

2.7.    Tax Allocation of Payments. To the extent permitted or required by Applicable Law, the payments set forth in Section 2.6 will be allocated among the Transferred Assets in accordance with Section 1060 of the Code and Treasury Regulation Section 1.1060-1T, which allocation will be prepared by the Seller Parties and delivered to the Purchaser within ninety (90) calendar days after the Closing. The Seller Parties and the Purchaser shall mutually agree (such agreement not to be unreasonably withheld) as to the allocation of such consideration among the Transferred Assets in accordance with Section 1060 of the Code and Temp. Treas. Reg. Section 1.1060-1 (and any successors thereto). The Seller Parties and the Purchaser shall cooperate in the timely preparation of all the Seller Parties’ and the Purchaser’s Forms 8594, Asset Acquisition Statement, under Section 1060 of the Code, reflecting the Purchaser’s acquisition of the

* Confidential Treatment Requested

Transferred Assets. If the Purchaser disputes the allocation, the Purchaser and the Seller Parties will cooperate in good faith to resolve any such dispute. Should the parties fail to reach agreement within thirty (30) calendar days after the Seller Parties’ delivery of such allocation to the Purchaser, the determination of the allocation will be made by an accountant selected under the same criteria and procedure set forth in Section 2.6(h) above, whose decision will be in writing and will have the same binding effect upon the parties for all purposes as if such determination had been embodied in a final judgment, no longer subject to appeal, entered by a court of competent jurisdiction, and either party may petition a court having jurisdiction over the parties and the subject matter to reduce such determination to final judgment. The Purchaser and the Seller Parties will each prepare and file, with respect to the transactions contemplated by this Agreement, all necessary forms or reports required or permitted to be filed under federal, state or local Tax law in accordance with such allocation. The Seller Parties and the Purchaser each agree (i) to reflect the Transferred Assets on their respective books for Tax reporting purposes in accordance with the allocation, (ii) to file all Tax returns and determine all Taxes in accordance with and based upon the allocation, and (iii) not to take any position inconsistent with such allocation in any audit or judicial or administrative proceeding or otherwise, in each case unless otherwise provided by Applicable Law; provided, however, that the amount allocated by the Seller Parties may differ due to capitalization of costs incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

The Seller Parties jointly and severally represent and warrant to the Purchaser that as of the Effective Date (or, if made as of a specified date, as of such date):

3.1.    Corporate Existence and Power. Each of the Seller Parties (i) has been duly organized, is validly existing and is in good standing under the laws of its state of incorporation or domicile, (ii) has all corporate powers required to carry on its business as now conducted, (iii) has all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted as it relates to the Insurance Contracts, and (iv) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, or is duly licensed to do business and is in good standing in each jurisdiction where such licensing is necessary to conduct its business as it relates to the Insurance Contracts, as the case may be, except, in the case of each of clauses (ii) through (iv), as would not have a Material Adverse Effect. No Seller Party is in violation of any of the provisions of its charter or by-laws with respect to the conduct of its business as it relates to the Insurance Contracts.

3.2.    Corporate Authority. The execution, delivery and performance by each of the Seller Parties of this Agreement and the Ancillary Agreements are within its powers and have been duly authorized by all necessary corporate action on the part of the Seller Parties. This Agreement constitutes, and when executed and delivered the Ancillary Agreements will constitute, valid and legally binding agreements, enforceable against each party thereto in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and the rights of creditors of insurance companies generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

3.3.    Non-Contravention. The execution and delivery of, and performance by the Seller Parties of their obligations under, this Agreement and the Ancillary Agreements shall not:

(a)    result in a breach of any provision of the articles of incorporation or by-laws of the Seller Parties; or

(b)    result in a breach of any order, judgment or decree of any Governmental Authority to which any Seller Party is a party or by which any Seller Party is bound.

3.4.    Compliance with Laws. The Seller Parties’ business as it relates to the Insurance Contracts has been conducted in all material respects in accordance with Applicable Law and there is no investigation, inquiry, order, decree or judgment of any Governmental Authority outstanding or, to the Knowledge of the Seller Parties, threatened against the Seller Parties which could have a Material Adverse Effect.

3.5.    Liens and Encumbrances on Transferred Assets. The Seller Parties have good and marketable title to the Transferred Assets, free and clear of all Liens other than Permitted Liens, and at the Closing the Purchaser will acquire good title thereto, free and clear of all Liens other than Permitted Liens.

3.6.    Litigation. Except for Litigation arising out of the Seller Parties’ business in the ordinary course of business, there are no Litigation proceedings pending or, to the Knowledge of the Seller Parties, threatened against the Seller Parties with respect to the Seller Parties’ business as it relates to the Insurance Contracts, except as would not reasonably be expected to have a Material Adverse Effect.

3.7.    Consents and Approvals. Except as set forth in Schedule 3.7, the execution, delivery and performance by the Seller Parties of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby in accordance with their terms do not require the Seller Parties to obtain any permit or any consent, approval or action of, make any filing with, or give any notice to, any Governmental Authority or any other Person.

3.8.    *

* Confidential Treatment Requested

3.9.    Rates, Rules and Forms. To the Knowledge of the Seller Parties, each of their Insurer Affiliates have filed all insurance forms and rates with the applicable regulatory authorities, as required by Applicable Law, and all such forms and rates have been approved by applicable regulatory authorities or have been not objected to by such authorities within the period provided for objection, as applicable, to enable them to issue the Insurance Contracts in all applicable jurisdictions of the United States, except where the failure to make such filings or to obtain such approvals or non-objection would not have a materially adverse effect on the relevant Insurance Contract.

3.10.   Payment of Commissions. To the Knowledge of the Seller Parties, there are no pending material disputes with Producers relating to commissions payable with respect to the Insurance Contracts.

3.11.   Employees. The Seller Parties have disclosed to the Purchaser the salaries, cost of benefits, and target bonuses for all of the employees in the Employee Group, as of the Effective Date.

3.12.   Territorial Restrictions. The Seller Parties are not restricted by any contract with another Person from carrying on their business as it relates to the Insurance Contracts in any territory where their business as it relates to the Insurance Contracts is being carried on as of the date of this Agreement.

3.13.   Brokers. There is no investment banker, non-insurance broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Seller Parties who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement, other than Cochran, Caronia & Co., the fees of whom will be paid entirely by the Seller Parties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Seller Parties that as of the Effective Date (or, if made as of a specified date, as of such date):

4.1.    Corporate Existence and Power. The Purchaser (i) has been duly organized, is validly existing and is in good standing under the laws of its state of incorporation or domicile, (ii) has all corporate powers required to carry on its business as now conducted, (iii) has all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, and (iv) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, or is duly licensed to do business and is in good standing in each jurisdiction where such licensing is necessary to conduct its business as now conducted, except, in the case of each of clauses (ii) through (iv), as would not have a material adverse effect on the ability of the Purchaser to perform any of its obligations under this Agreement or any Ancillary Agreement.

4.2.    Corporate Authority. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements are within its powers and have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement constitutes, and when executed and delivered the Ancillary Agreements will constitute, valid and legally binding agreements, enforceable against each party thereto in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and the rights of creditors of insurance companies generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

4.3.    Non-Contravention. The execution and delivery of, and performance by the Purchaser of its obligations under this Agreement and the Ancillary Agreements, shall not:

(a)    result in a breach of any provision of the articles of incorporation or by-laws of the Purchaser; or

(b)    result in a breach of any order, judgment or decree of any Governmental Authority to which the Purchaser is a party or by which the Purchaser is bound.

4.4.    Licenses. Except as set forth in Schedule 4.4, the Purchaser and its Insurer Affiliates have all material licenses, authorizations and permits necessary to enable them to write and issue the Covered Insurance Contracts in all jurisdictions of the United States, as contemplated by this Agreement, and to perform their obligations under this Agreement and the Ancillary Agreements. All such licenses, authorizations and permits are valid and in full force and effect and there is no proceeding or investigation pending or, to the Knowledge of the Purchaser, threatened, which would reasonably be expected to result in the revocation, amendment, failure to renew, limitation, modification, suspension or revocation of any such license, authorization or permit and, to the Knowledge of the Purchaser, there is no reasonable basis for the assertion of any such violation or the institution of any such proceeding or investigation.

4.5.    Due Investigation. The Purchaser (i) has performed its own independent investigation, analysis and assessment of the Renewal Rights and the Transferred Assets, and that during the course of conducting such investigation, analysis and assessment, the Purchaser has asked such questions, examined such documents, materials, and information, and performed such other investigations, as it deemed appropriate in its own discretion, (ii) acknowledges that the Sellers Parties have made no representation or warranty (express or implied) as to the accuracy or completeness of any information (whether written or oral) transmitted or made available to the Purchaser or any of its Representatives, except those expressly set forth in this Agreement, (iii) acknowledges that it has not relied on the Seller Parties’ or their Representatives’ opinions or underwriting and actuarial criteria and analyses, and (iv) has reached its own independent judgments to enter into and close this Agreement and the Ancillary Agreements based upon its own independent judgments and underwriting and actuarial criteria and analyses. Nothing in the foregoing shall be deemed to operate as a waiver or release by the Purchaser of the Seller Parties from any representation, warranty, covenant or agreement expressly contained in this Agreement.

4.6.    Consents and Approvals. Except as set forth in Schedule 4.6, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby in accordance with their terms do not require the Purchaser to obtain any permit or any consent, approval or action of, make any filing with, or give any notice to, any Governmental Authority or any other Person.

4.7.    Brokers. There is no investment banker, non-insurance broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

ARTICLE V
INSURANCE CONTRACTS AND PRODUCERS

5.1.    No Representations On Market Reaction. Notwithstanding anything contained herein to the contrary, the Purchaser acknowledges and agrees that, except as expressly set forth in Article III hereof, no representation or warranty (express or implied) or covenant, or except as expressly set forth in Article XIII hereof, no indemnity, is made herein, or has been made, by any of the Seller Parties, their Affiliates, or their respective Representatives, that:

(a)    any Producer, Policyholder, customer, client, or vendor relationships of the Seller Parties or any of their Affiliates, or any other business relationships of the Seller Parties or any of their Affiliates or other service providers, will or are likely to continue to do business with the Purchaser, its Affiliates and/or the Purchaser Primary Insurer in the same manner as such business has been conducted historically with the Seller Parties and their Affiliates, whether as a result of the transactions contemplated by this Agreement or otherwise;

(b)    the general reaction in the marketplace of third parties (including Producers, Policyholders, customers, clients and business prospects) to the sale of the Renewal Rights and the Transferred Assets to the Purchaser hereunder will be favorable; and

(c)    any employee in the Employee Group will become a Transferred Employee.

5.2.    No Infringement on Producer Rights. Notwithstanding anything contained herein to the contrary, the Purchaser acknowledges and agrees that none of the Seller Parties or any of their Affiliates has the power or ability to require any Policyholder or Producer to renew, cancel or rewrite any Insurance Contract(s) with the Purchaser, its Affiliates or the Purchaser Primary Insurer upon expiration or otherwise. Nothing contained in this Agreement shall impair any rights that the Producers have to renewal rights or expirations with respect to the Insurance Contracts by Applicable Law or contract.

5.3.    Authority of the Seller Parties to Nonrenew and Withdraw. Nothing in this Agreement or in any Ancillary Agreement shall be deemed to prohibit or otherwise restrict the Seller Parties or any of their Affiliates from issuing any notice of non-renewal or cancellation required or permitted under Applicable Law and the terms of the Insurance Contracts with respect to any Insurance Contract, making any filings with Governmental Authorities with respect to the Insurance Contracts, including filings to withdraw, in whole or in part, from any line, type or class of business represented by the Insurance Contracts, or ceding any risk under the Insurance Contracts to any Person(s); provided, however, unless required by Applicable Law or any Governmental Authority, the Seller Parties agree that during the period from the Effective Date through the end of the Transition Period they will not, without the prior written consent of the Purchaser, effectuate a partial or complete withdrawal from any lines, types or classes of business represented by the Insurance Contracts in any jurisdiction in which an Insurance Contract was issued (for the avoidance of any doubt, such jurisdiction shall not include California, North Carolina or Colorado).

5.4.    No Limitations on the Seller Parties Operations. Nothing in this Agreement shall limit in any way the Seller Parties’ and their respective Affiliates’ ability to reinsure, merge, sell, acquire, consolidate, restructure, or reorganize, or take any actions similar to or in furtherance of the foregoing.

ARTICLE VI
COVENANTS OF EACH OF THE PARTIES

6.1.    Covenants of the Seller Parties.

(a)    Cooperation to Effect Transfer of the Renewal Rights. During the period from the Effective Date through the Closing Date, the Seller Parties shall:

(i)    as reasonably requested by the Purchaser, make available key employees in the Employee Group for meetings and conference calls among the Seller Parties, the Purchaser and Producers to make introductions and encourage Producers to enter into contractual arrangements (from and after the Closing Date) with the Purchaser, the Purchaser’s Insurer Affiliates and/or the Purchaser Primary Insurer; provided, however, that such meetings and conference calls shall not be unreasonably disruptive to the Seller Parties’ business; and

(ii)   make available employees in the Employee Group reasonably requested by the Purchaser, to assist the Purchaser, the Purchaser’s Insurer Affiliates, and the Purchaser Primary Insurer in preparing and making form and rate filings in all jurisdictions of the United States required for the Purchaser, the Purchaser Insurer Affiliates and/or the Purchaser Primary Insurer to issue Covered Insurance Contracts from and after the Closing Date, as provided herein and not unreasonably disruptive to the Seller Parties’ business.

Purchaser agrees to pay the actual costs incurred by Seller Parties in accordance with the foregoing.

(b)    Access to Books and Records For Replacement of Insurance Contracts. In connection with the transfer hereunder of the Renewal Rights to the Purchaser, and for the purpose of identifying which of the Insurance Contracts the Purchaser anticipates it will be offering renewal quotes prior to or upon the expiration, cancellation or anniversary thereof, the Seller Parties covenant and agree, from and after the Closing and through the Renewal Period, upon reasonable prior notice, during regular business hours, and at the offices of the Seller Parties or their designees, to provide, to the extent permitted by Applicable Law and contractual obligations with third parties, to the Purchaser reasonable access to the originals or copies of all books and records relating to the Insurance Contracts, including the items identified on Schedule 6.1(b), in each case to the extent relating to the Insurance Contracts; provided, however, that the Purchaser shall not, and will not permit any of its Affiliates or the Purchaser Primary Insurer or any of their respective Representatives, to use any of the items referred to in this Section 6.1(b), including any information relating to Policyholders, Producers, and/or the Insurance Contracts, in a manner that would (i) cause the Seller Parties or their Affiliates to be in breach of any contract with any Person or Applicable Law, and (ii) be in violation of any Applicable Law including any applicable state or federal privacy laws. Notwithstanding anything contained herein to the contrary, the Seller Parties are not required to, and will not, provide access to, or otherwise deliver, any e-mail files of the Seller Parties and/or of their respective Affiliates to the Purchaser and/or its Affiliates. The Seller Parties shall have no liability for the data provided to the Purchaser under this Section 6.1(b). For the avoidance of any doubt, the Purchaser shall be given access to the books and records relating to the Insurance Contracts, as provided herein, but all such books and records shall at all times be under the control of, and be solely owned by, the Seller Parties.

6.2.    Covenants of the Purchaser.

(a)    Transfer of the Renewal Rights. In connection with the transfer hereunder of the Renewal Rights to the Purchaser, the Purchaser covenants and agrees, from and after the Closing Date, that:

(i)    Subject to the Purchaser’s, its Insurer Affiliates’ and/or the Purchaser Primary Insurer’s underwriting guidelines, the Purchaser shall use commercially reasonable efforts to quote, write and issue, and/or cause to be quoted, written or issued, the Covered Insurance Contracts, as provided herein, and effect the orderly transition of the Insurance Contracts that become Covered Insurance Contracts to approved or authorized policy forms and rates of the Purchaser, the Purchaser’s Insurer Affiliates and/or the Purchaser Primary Insurer in accordance with Applicable Law and the terms of the Insurance Contracts, this Agreement and the Ancillary Agreements. In so quoting, writing, issuing and servicing the Covered Insurance Contracts, the Purchaser shall, and shall cause its Affiliates and the Purchaser Primary Insurer, to use commercially reasonable efforts to preserve and promote the present relationships with all Producers and Policyholders;

(ii)   The Purchaser shall use commercially reasonable efforts to possess, secure, and maintain, and cause its Insurer Affiliates and the Purchaser Primary Insurer to possess, secure, and maintain, in full force and effect, (x) all material licenses, authorizations and permits, and (y) all approved insurance forms and rates, necessary for the Purchaser, its Insurer Affiliates, and the Purchaser Primary Insurer to write, issue, renew and service the Covered Insurance Contracts, as contemplated herein, in each jurisdiction in which the Purchaser, its Insurer Affiliates, and the Purchaser Primary Insurer are required by Applicable Law to possess such license, authorization, permit, forms and rates in order to write, issue, renew and service the Covered Insurance Contracts, as provided herein;

(iii)          The Purchaser agrees that it may not change or add any Purchaser Primary Insurer without the prior written approval of the Seller Parties, which approval shall not be unreasonably withheld. Should any Purchaser Primary Insurer no longer (i) possess, in full force and effect, all material licenses, authorizations and permits and/or all approved insurance forms and rates necessary for it to write, issue, renew and service the Covered Insurance Contracts, as contemplated herein, or (ii) have an A. M. Best insurer financial strength rating of at least “A-” or a Standard & Poor’s insurer financial strength rating of at least “A-”, the Purchaser shall use its commercially reasonable efforts to replace as expeditiously as possible the Purchaser Primary Insurer with a Purchaser Primary Insurer, reasonably acceptable to the Seller Parties, which has such ratings and such necessary licenses, authorizations, permits, forms and rates; and

(iv)   The Purchaser, during the Renewal Period, shall use commercially reasonable efforts, directly or indirectly, to collect all Covered Premium in accordance with the collection policies and procedures of the Seller Parties existing as of the Closing Date or as otherwise agreed to by the parties.

ARTICLE VII
COVENANTS OF SELLER PARTIES AND PURCHASER

7.1.    Governmental Authority Approvals. From and after the Effective Date, the Seller Parties and the Purchaser will cooperate and use commercially reasonable efforts to promptly give and make all notices and filings with any Governmental Authorities, or any other Person, required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including those set forth in Schedule 3.7 and Schedule 4.6. The Seller Parties and the Purchaser will each furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of such filings or submissions to any Governmental Authority. The Seller Parties and the Purchaser will each keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and the Ancillary Agreements, including promptly furnishing the other with copies of notices or other communications received by the Seller Parties, on the one hand, and the Purchaser, on the other, as applicable, from any Governmental Authority with respect to the approval or consent required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

7.2.    Compliance With Law. Following the Closing, the Seller Parties, the Purchaser and their respective Affiliates will each comply with all Applicable Laws relating to their conduct in performing their respective obligations under this Agreement and under the Ancillary Agreements.

7.3.    Expenses. Except as otherwise specifically provided in this Agreement or any Ancillary Agreement, the parties to this Agreement will bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby.

7.4.    Use of Names.

(a)    Except as contemplated by this Agreement or any of the Ancillary Agreements, neither party to this Agreement shall have any right to use, nor shall any such party use, any corporate name or acronym of the other party hereto or any of its Affiliates in any jurisdiction, or any other name, term or identification that suggests, simulates or is otherwise confusing due to its similarity to the foregoing.

(b)    The parties hereto acknowledge and agree that any damage caused to a party hereto or any of its Affiliates by reason of a material breach by the other party or any of its Affiliates of this Section 7.4 would cause irreparable harm that could not be adequately compensated for in monetary damages alone; therefore, each party agrees that, in addition to any other remedies, at law or otherwise, the non-breaching party and any of its Affiliates shall be entitled to an injunction issued by a court of competent jurisdiction restraining and enjoining any violation by the other party or any of its Affiliates of this Section 7.4.

7.5.    Public Announcements and Disclosure. Except with the prior written approval of the other party, which consent shall not be unreasonably withheld, none of the Seller Parties nor the Purchaser shall, directly or indirectly, disclose to the public or to any third party any information concerning this Agreement and/or the transactions contemplated hereby, other than disclosures to financial, legal and other advisors and to Governmental Authorities or, in the reasonable opinion of legal counsel, otherwise required by Applicable Law.

7.6.    Confidentiality. Each party hereto will not disclose to any Person (other than its Affiliates and Representatives in furtherance of this Agreement), and will not use for any purpose not contemplated by this Agreement, and will use commercially reasonable efforts to cause its Affiliates and Representatives (the Purchaser Primary Insurer is hereby deemed a Representative of the Purchaser) to do the same, except with the prior written consent of the other party or unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement or the Ancillary Agreements and the transactions contemplated hereby or thereby of Governmental Authorities) or by other requirements of Applicable Law, or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates, including all information relating to Producers and Policyholders, furnished to it by the other party or such other party’s Representatives in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party, or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation or duty to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to the Purchaser’s use of documents and information relating exclusively to the Renewal Rights or Transferred Assets furnished by the Seller Parties hereunder.

7.7.    Further Assurances. The Seller Parties and the Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions or do, or cause to be done, all things or execute any documents necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, subject to their respective terms; provided, however, that any such additional documents must be reasonably satisfactory to each of the parties and not impose upon either party any material liability, risk or obligation not contemplated by this Agreement or the Ancillary Agreements.

ARTICLE VIII
EMPLOYEE MATTERS

8.1.    Offers of Employment. On or before the Closing Date, the Purchaser shall extend an offer of employment to be effective as of the Closing Date to all employees of the Seller Parties that are identified in Schedule 8.1 (collectively, the “Employee Group”). The Purchaser shall co-ordinate with the Seller Parties as to the timing of making such offers of employment so as not to unreasonably disrupt the Seller Parties’ business prior to the Closing Date. Each offer of employment by the Purchaser will be no less than the Base Compensation each such employee receives from the Seller Parties (an “Offer of Employment”). Those Seller Party employees who accept the Purchaser’s Offer of Employment on or before the Closing Date, are referred to, as of the date of such acceptance, as “Transferred Employees.” Employment of Transferred Employees with the Purchaser or an Affiliate of the Purchaser will be effective as of the Closing Date. The employees, whether or not in the Employee Group, of the Seller Parties and/or any of their Affiliates who are not Transferred Employees will be referred to as “Non-Transferred Employees.”

8.2.    Employee Benefits. The Purchaser will provide, or will cause to be provided, to Transferred Employees employee benefits determined by the Purchaser. Without limiting the foregoing, the Purchaser agrees that any pre-existing condition or waiting periods in its applicable welfare plans shall be waived with respect to the Transferred Employees. No assets of any employee benefit plan maintained by the Seller Parties will be transferred to the Purchaser or any Affiliate of the Purchaser, and any liabilities related to or arising out of such plans will remain with the Seller Parties. The Purchaser’s qualified and non-qualified retirement savings plans, health and welfare benefit plans, including but not limited to vacation plans, will recognize the Transferred Employees’ service with the Seller Parties for purposes of eligibility and vesting.

8.3.    Non-Transferred Employees. The Seller Parties will retain and be responsible for all compensation, benefit, severance and employment related obligations and liabilities relating to each Non-Transferred Employee. The Seller Parties will retain and be responsible for all compensation, benefit and employment related obligations and liabilities relating to each Transferred Employee in respect of any period prior to such Transferred Employee’s Transfer Date. The Purchaser or an Affiliate of the Purchaser will be solely liable for all compensation, benefit, severance, and employment related obligations and liabilities relating to the employment of each Transferred Employee by the Purchaser or such Affiliate arising after the Transfer Date.

8.4.    Transferred Employees Cooperation. From and after the Closing Date, the Purchaser shall use commercially reasonable efforts to cause the Transferred Employees, including Transferred Employees that are specifically identified by the Seller Parties or that the Seller Parties, in light of the functions previously performed by such employees, reasonably believe may have knowledge of the specific matter(s) in question, to cooperate with and provide assistance to the Seller Parties and/or any of its Affiliates, at the expense of the Seller Parties, at times and locations as reasonably requested by the Seller Parties, (i) in the defense of any Litigation, arbitration, claim, complaint, audit, proceeding, or investigation (whether threatened existing, initiated or contemplated prior to, on or after the Closing Date) arising out of any event that occurred on or prior to the Closing Date, including matters involving the Seller Parties and/or any of their Affiliates or to which they are or may become a party, or are or may become otherwise bound or directly or indirectly affected or as to which the Seller Parties and/or any of their Affiliates have or may come to have a direct or indirect interest (including any indirect economic interest derived by virtue of contractual relationships), in each case which involved or could reasonably be expected to involve facts or circumstances with which any such Transferred Employees were involved or acquainted as a director, officer or employee or advisor of the Seller Parties and/or any of their Affiliates, or as to which they have or could reasonably be expected to have any knowledge and/or otherwise relating to or arising out of the business of the Seller Parties, (ii) in connection with any other transaction or matter that involved or involves or may involve facts or circumstances with which any such Transferred Employees were involved or acquainted with as a director, officer or employee or advisor of any of the Seller Parties and/or any of their Affiliates, or as to which such Transferred Employee has or could reasonably be expected to have knowledge, including any Tax matter relating to the business of the Seller Parties, and (iii) in fulfilling such other reasonable requests as may be made by the Seller Parties in connection with the business of the Seller Parties.

8.5.    No Solicitation of Transferred Employees. The Seller Parties covenant and agree that until the expiration of the Renewal Period, neither they nor any of their Affiliates shall, and the Seller Parties shall cause their respective Affiliates not to, directly or indirectly, solicit or hire any Transferred Employees at any time during their employment by the Purchaser without the written consent of the Purchaser; provided, however, the Seller Parties shall not be precluded from hiring any Purchaser employee who (i) responds to any public advertisement; (ii) contacts the Seller Parties on his or her own initiative regarding employment; (iii) has been terminated by the Purchaser or its Affiliates prior to commencement of employment discussions; or (iv) is presented by an employee search firm, provided that such firm was not directed to target employees of the Purchaser.

8.6.    No Solicitation of Non-Transferred Employees. The Purchaser covenants and agrees that until the expiration of the Renewal Period, without the prior written consent of the Seller Parties, neither Purchaser nor any of its Affiliates shall, and the Purchaser shall cause its Affiliates not to, directly or indirectly, solicit or hire any Non-Transferred Employees at any time during their employment by the Seller Parties or an Affiliate of the Seller Parties; provided, however, neither the Purchaser nor its Affiliates shall be precluded from hiring any Seller Parties employee who (i) responds to any public advertisement; (ii) contacts the Purchaser on his or her own initiative regarding employment; (iii) has been terminated by the Seller Parties or its Affiliates prior to commencement of employment discussions; or (iv) is presented by an employee search firm, provided that such firm was not directed to target employees of the Seller Parties.

ARTICLE IX
NON-SOLICITATION OF PRODUCERS

9.1.    Non-Solicitation. The Seller Parties hereby covenant and agree that from and after the Closing Date and through the Renewal Period, none of the Seller Parties or their Affiliates shall, directly or indirectly, solicit, enter into any new business relationship with, or write any new insurance business through any (i) Producer, or (ii) agent, broker or other producer through which a Covered Insurance Contract was written and for which the Seller Parties received an Override Payment, except to the extent required by Applicable Law or a policyholder, the terms of the Insurance Contracts or of any existing agreement with a Producer, or as contemplated by this Agreement; provided, however, that the foregoing shall not prevent:

(i)    the Seller Parties and/or any of their respective Affiliates from the ongoing administration and run-off of the Insurance Contracts; or

(ii)    the Seller Parties and/or any of their respective Affiliates from engaging in any other business as exists on or after the Closing Date, other than through the Producers;

provided however, that nothing in this Section 9.1 shall be applicable to any purchaser or its Affiliates (other than the Seller Parties and their respective Affiliates existing immediately prior to such purchase) of any of the assets, securities or business of the Seller Parties or any of their respective Affiliates; and provided further, however, that notwithstanding anything contained herein to the contrary, upon a change in control of Alea North America Insurance Company (“ANAIC”) (as defined under the New York Insurance Code and regulations), (x) if the change in control of ANAIC occurs within two (2) years immediately following the Closing Date, this Section 9.1 shall only be applicable to ANAIC until the end of such two (2) year period, and (y) if the change in control of ANAIC occurs after such two (2) year period, this Section 9.1 shall no longer apply to ANAIC.

ARTICLE X
CONDITIONS PRECEDENT TO THE OBLIGATION OF
PURCHASER TO CLOSE

The obligations of the Purchaser under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Purchaser in writing:

10.1.    Representations, Warranties and Covenants. (a) the Seller Parties shall have performed in all material respects all of their obligations under this Agreement required to be performed by them on or prior to the Closing Date; (b) the representations and warranties of the Seller Parties contained in this Agreement shall be true, complete and correct on the Effective Date and as of the Closing Date as if made at and as of the Closing Date, except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct as of such date or period, and except where the failure to be true and correct (without regard to any materiality qualifiers or exceptions therein) would not reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect; and (c) the Purchaser shall have received a certificate signed by an appropriate executive officer of the Seller Parties to the effect that the foregoing conditions have been satisfied.

10.2.    Approvals. All filings with Governmental Authorities and other Persons required to consummate the transactions contemplated in this Agreement and the Ancillary Agreements shall have been made and all required approvals shall have been obtained and shall be in full force and effect and without conditions or limitations that are unacceptable to the Purchaser in the Purchaser’s reasonable judgment. All waiting periods under any federal or state statute or regulation shall have expired or been terminated.

10.3.    Closing Deliveries. All of the closing deliveries of the Seller Parties under Section 2.4(b) shall have been delivered to the Purchaser.

10.4.    Injunction and Litigation. There shall be no effective injunction, writ, preliminary restraining order or any other order of any nature issued by a Governmental Authority or any pending Litigation that seeks to prohibit or enjoin, the consummation of the transactions contemplated in this Agreement or the Ancillary Agreements.

10.5.    Purchaser Primary Insurer. The Seller Parties shall have indicated their acceptance of the Purchaser Primary Insurer presented by the Purchaser.

10.6.    Release of Transferred Employees From Non-Compete. The Seller Parties shall have released the Transferred Employees from all non-compete restrictions by and between the Seller Parties or its Affiliates and each of the Transferred Employees.

10.7.    Other Documents. The Seller Parties shall have delivered to the Purchaser (a) a copy of the resolutions (in form and substance reasonably satisfactory to the Purchaser) duly adopted by the board of directors of each of the Seller Parties authorizing the execution, delivery and performance of this Agreement or the Ancillary Agreements by the Seller Parties, certified (in form and substance reasonably satisfactory to the Purchaser) by the Secretary or an Assistant Secretary of the Seller Parties; (b) certificates (in form and substance reasonably satisfactory to the Purchaser) of the Secretary or an Assistant Secretary of the Seller Parties as to the incumbency and signatures of the officers of the Seller Parties executing this Agreement and the Ancillary Agreements, and (c) such other documents, certificates or records as the Purchaser or its counsel may reasonably request.

ARTICLE XI

CONDITIONS PRECEDENT TO THE OBLIGATION OF
SELLER PARTIES TO CLOSE

The obligations of the Seller Parties under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Seller Parties in writing:

11.1.    Representations, Warranties and Covenants. (a) The Purchaser shall have performed in all material respects all of its obligations under this Agreement required to be performed by it on or prior to the Closing Date; (b) the representations and warranties of the Purchaser contained in this Agreement shall be true, complete and correct on the Effective Date and as of the Closing Date as if made at and as of the Closing Date, except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct as of such date or period, and except where the failure to be true and correct (without regard to any materiality qualifiers or exceptions therein) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Purchaser to perform any of its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby; and (c) the Seller Parties shall have received a certificate signed by an appropriate executive officer of the Purchaser to the effect that the foregoing conditions have been satisfied.

11.2.    Approvals. All filings with Governmental Authorities and other Persons required to consummate the transactions contemplated in this Agreement and the Ancillary Agreements shall have been made and all required approvals shall have been obtained and shall be in full force and effect and without conditions or limitations that are unacceptable to the Seller Parties in the Seller Parties’ reasonable judgment. All waiting periods under any federal or state statute or regulation shall have expired or been terminated.

11.3.    Closing Deliveries. All of the closing deliveries of the Purchaser under Section 2.4(a) shall have been delivered to the Seller Parties.

11.4.    Payment to the Seller Parties. The Purchaser shall have paid the Seller Parties the Initial Payment in accordance with Section 2.6.

11.5.    Injunction and Litigation. There shall be no effective injunction, writ, preliminary restraining order or any other order of any nature issued by a Governmental Authority or any pending Litigation that seeks to prohibit or enjoin, the consummation of the transactions contemplated in this Agreement or the Related Agreements.

11.6.    Purchaser Primary Insurer. The Purchaser shall have presented a Purchaser Primary Insurer, reasonably acceptable to the Seller Parties.

11.7.    Insurer Rating. Purchaser, its Insurer Affiliates and the Purchaser Primary Insurer shall have an A. M. Best insurer financial strength rating of at least “A-” or a Standard & Poor’s insurer financial strength rating of at least “A-”.

11.8.    *

11.9.    Other Documents. The Purchaser shall have delivered to the Seller Parties: (a) a copy of the resolution (in form and substance reasonably satisfactory to the Seller Parties) duly adopted by the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser, certified (in form and substance reasonably satisfactory to the Seller Parties) by the Secretary or an Assistant Secretary of the Purchaser; (b) certificates (in form and substance reasonably satisfactory to the Seller Parties) of the Secretary or an Assistant Secretary of the Purchaser as to the incumbency and signatures of the officers of the Purchaser executing this Agreement and the Ancillary Agreements, and (c) such other documents, certificates or records as the Seller Parties or their counsel may reasonably request.

ARTICLE XII
TERMINATION PRIOR TO CLOSING

12.1.    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

* Confidential Treatment Requested

(a)    by the Seller Parties or the Purchaser, by written notice to the other party, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on the Seller Parties or the Purchaser which prohibits or restrains the Seller Parties or the Purchaser from consummating the transactions contemplated in this Agreement or the Ancillary Agreements; provided, however, that the Seller Parties and the Purchaser, as the case may be, shall have used commercially reasonable efforts to have any such order, writ, injunction or decree lifted and the order, writ, injunction or decree is not lifted by the Termination Date;

(b)    by the Seller Parties or the Purchaser, by written notice to the other party, if the Closing has not been consummated on or prior to the Termination Date, unless the absence of such occurrence is or will be due to the failure of the party seeking to terminate this Agreement to materially perform each of its obligations under this Agreement required to be performed by it at or prior to the Closing;

(c)    by the Purchaser, by written notice to the Seller Parties, if a breach of any representation, warranty, covenant or agreement on the part of the Seller Parties set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Article X not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt by the Seller Parties of notice of such breach from the Purchaser;

(d)    by the Seller Parties, by written notice to the Purchaser, if a breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Article XI not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt by the Purchaser of notice of such breach from the Seller Parties; or

(e)    at any time prior to the Closing by mutual written consent of the Seller Parties and the Purchaser.

12.2.    Survival Upon Termination. If this Agreement is terminated pursuant to Section 12.1 hereof, this Agreement will become null and void and of no force and effect (other than with respect to Section 7.6 and Section 12.3 which shall survive any termination of this Agreement), provided that, in the event of such a termination because of any breach, the breaching party will be liable to the other party for all actual damages (determined and calculated on a direct, dollar-for-dollar basis) arising directly from such breach. In no event will any party be entitled to consequential, indirect, punitive or treble damages, including damages for lost profits, following a termination of this Agreement pursuant to Section 12.1 hereof.

12.3.    *

* Confidential Treatment Requested

ARTICLE XIII
SURVIVAL; INDEMNIFICATION

13.1.    Survival. All representations and warranties made by the Seller Parties and the Purchaser in Articles III and IV of this Agreement, respectively, and in any document, certificate, schedule or instrument delivered or executed in connection herewith shall survive for a period of eighteen (18) months after the Closing Date, whereupon they shall expire, and all claims for breach of said representations and warranties will be deemed waived unless the non-breaching party notifies the breaching party of the matters constituting the breach prior to the expiration of said eighteen (18) month period. All covenants, undertakings and agreements contained in this Agreement or any document, certificate, schedule or instrument delivered or executed in connection herewith to be performed or complied with after the Closing Date shall survive for the period expressly stated in this Agreement for such covenant, undertaking or agreement or, if none, the period of the applicable statute of limitations.

13.2.    Indemnification.

(a)    Subject to Section 13.1, the Seller Parties shall jointly and severally, indemnify the Purchaser and its Affiliates, and its and their respective shareholders, subsidiaries, officers, directors, employees, successors and permitted assigns, against and agree to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable attorneys’ fees and reasonable expenses of investigation in connection with any action, suit or proceeding) (collectively, “Damages”), incurred or suffered by the Purchaser or any of its Affiliates, arising out of:

(i)    any breach of any representation or warranty, or any breach, nonfulfillment or default in the performance of any covenant or agreement, made by the Seller Parties in this Agreement;

(ii)   any claim by any present or former employee of a Seller Party or an Affiliate thereof, including the Transferred Employees, which arises under federal, state or local statute (including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA and all other statutes regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any employee benefit plan or program of the Seller Parties or any of their respective Affiliates, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between a Seller Party or an Affiliate thereof and such present or former employee, which, in all cases, arose solely out of any action, event or omission that occurred (or, in the case of omissions, failed to occur) prior to the Closing;

(iii)   the operation of the business of the Seller Parties by the Seller Parties or their respective Affiliates prior to the Closing; and

(iv)   the enforcement of their rights under this Section 13.2(a).

Notwithstanding the foregoing, the Seller Parties shall not be liable under the foregoing clauses (i), (ii) or (iii) of this Section 13.2(a) unless the total aggregate amount of Damages with respect to all such claims or matters relating to said clauses referred to in this Section 13.2(a) exceeds $100,000, and, in such case, only to the extent of such excess (the “Seller Parties Indemnity Deductible”). The maximum amount of the Seller Parties’ collective and aggregate liability under the foregoing clauses (i), (ii), (iii), and (iv) of this Section 13.2(a) shall in no event exceed the Total Consideration Payable (the “Seller Parties Indemnity Cap”). Notwithstanding the foregoing, if the Seller Parties’ liability under clauses (i), (ii), (iii), and (iv) of this Section 13.2(a) exceeds the aggregate payments received by the Seller Parties pursuant to Section 2.6 at the time the indemnification claim is payable (the difference between the undisputed indemnification obligation and the aggregate payments received by the Seller Parties being the “Excess Amount”), then the Seller Parties shall only have to pay at such time an indemnification amount up to the aggregate payments received by the Seller Parties pursuant to Section 2.6 and the Purchaser shall be solely and exclusively entitled to prospectively offset amounts due the Seller Parties pursuant to Sections 2.6, if any, against the Excess Amount.

(b)    Subject to Section 13.1, the Purchaser shall indemnify the Seller Parties and their Affiliates, and their respective shareholders, subsidiaries, officers, directors, employees, successors and permitted assigns, against and agrees to hold each of them harmless from any and all Damages, incurred or suffered by the Seller Parties or any of their respective Affiliates, arising out of:

(i)    any breach of any representation, warranty or certification, or any breach, nonfulfillment or default in the performance of any covenant or agreement, made by the Purchaser in this Agreement;

(ii)    any Liability under or relating to any Covered Insurance Contract;

(iii)    any action (or failure to act) by the Purchaser or its Affiliates in violation of Applicable Law with respect to the hiring or terms of employment of any person who is in the Employee Group;

(iv)    any claim by any person in the Employee Group, including Transferred Employees which arises under federal, state or local statute (including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA and all other statutes regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any employee benefit plan or program of the Purchaser or any Affiliate of the Purchaser, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Purchaser or an Affiliate thereof and such Transferred Employee, which, in all cases, arose out of any action, event or omission that occurred (or, in the case of omissions, failed to occur) following the Closing, or the failure of the Purchaser or any Affiliate of the Purchaser to offer employment to such person in accordance with Section 8.1;

(v)    any act, error or omission of the Purchaser, any Purchaser Insurer Affiliate or the Purchaser Primary Insurer, or any of their respective Affiliates or Representatives, relating to, or arising under, this Agreement or any of the Covered Insurance Contracts; and

(vi)    the enforcement of its rights under this Section 13.2(b).

Notwithstanding the foregoing, the Purchaser shall not be liable under the foregoing clauses (i) (ii), (iii), (iv) or (v) of this Section 13.2(b) for any breach of a representation or warranty unless the total aggregate amount of Damages with respect to all breaches of representations and warranties referred to in this Section 13.2(b) exceeds $100,000, and, in such case, only to the extent of such excess (the “Purchaser Indemnity Deductible”). The maximum amount of the Purchaser’s collective and aggregate liability under the foregoing clauses (i), (ii), (iii), (iv), (v), and (vi) of this Section 13.2(b) shall in no event exceed the total aggregate payments received by, plus any payments otherwise due and payable to, the Seller Parties pursuant to Section 2.6 (the “Purchaser Indemnity Cap”). Notwithstanding the foregoing, should any claim, or portion thereof, for Damages made by the Seller Parties hereunder remain unpaid as a result of the immediately preceding sentence, such unpaid portion of the claim may nevertheless be resubmitted to the Purchaser at any time, notwithstanding Section 13.1, for payment upon receipt by the Seller Parties of additional payments pursuant to Section 2.6 or at any time such additional payments pursuant to Section 2.6 are past due and payable to the Seller Parties, and the Purchaser shall pay such claim upon demand.

(c)    For the avoidance of doubt and notwithstanding anything contained herein to the contrary, the Seller Parties Indemnity Deductible, the Seller Parties Indemnity Cap, the Purchaser Indemnity Deductible, and the Purchaser Indemnity Cap shall not apply to any indemnification payments made for Damages under the terms of any of the Ancillary Agreements, should they contain any indemnification obligations between the parties thereto, it being the intention and agreement of the parties that all indemnification claims with respect to, or arising under, the Ancillary Agreements shall be governed solely and exclusively by the terms of the Ancillary Agreements, to the extent applicable.

(d)    All indemnification payments payable hereunder shall be reduced by the amount of insurance proceeds received by, or any Tax benefits inuring to the benefit of, the Indemnified Party (as defined below) as a result of the loss for which the Indemnified Party is seeking reimbursement.

(e)    The parties hereto shall make mutually available to each other all relevant information in their possession relating to any Damages claimed hereunder (except to the extent that such action would result in loss of attorney-client privilege as to any material matter) and shall cooperate with each other in the defense thereof.

13.3.    Procedures for Third Party Claims.

(a)    The party seeking indemnification under Section 13.2 (the “Indemnified Party”) agrees to give prompt notice (in accordance with Section 14.11) to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any third party claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 13.2 (the “Third Party Claims”). Such notice referred to in the preceding sentence shall state the relevant facts and include therewith relevant documents and a statement in reasonable detail as to the basis for the indemnification sought. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve any Indemnifying Party from any Liability which it may have to such Indemnified Party with respect to any claim made pursuant to this Section 13.3, except to the extent such failure shall actually prejudice an Indemnifying Party. In the event of the assertion of any claim or the commencement of any suit, action or proceeding in respect of which indemnity would be sought by the Indemnified Party but for the fact that the notice of such claim, suit, action or proceeding was sent to the Indemnifying Party, the Indemnifying Party shall give prompt notice to the Indemnified Party of such claim, suit, action or proceeding.

(b)    Upon receipt of notice from the Indemnified Party pursuant to Section 13.3(a), the Indemnifying Party will have the right to, subject to the provisions of Section 13.3, assume the defense and control of such Third Party Claims. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall have the right but not the obligation to participate in the defense of such Third Party Claim with its own counsel and at its own expense (provided that the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by such Indemnifying Party in connection with the defense of such Third Party Claim, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to defend such Third Party Claim, (iii) the Indemnified Party shall have reasonably concluded, upon advice of the Indemnified Party’s counsel, that there may be material defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, (iv) the Indemnifying Party’s counsel shall have advised the Indemnifying Party in writing, with a copy delivered to the Indemnified Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel, or (v) such Third Party Claim shall seek injunctive or equitable relief that if granted would materially interfere with the conduct of the business of the Indemnified Party) and the Indemnifying Party will cooperate with the Indemnified Party. Any election by an Indemnifying Party not to assume the defense of a Third Party Claim must be received by the Indemnified Party reasonably promptly following its receipt of the Indemnified Party’s notice delivered pursuant to Section 13.3(a). If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party; shall take all steps necessary in the defense or settlement of such Third Party Claim; and shall at all times diligently and promptly pursue the resolution of such Third Party Claim. The Indemnified Party shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim defended by the Indemnifying Party.

(c)    The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim as to which the Indemnifying Party has assumed the defense in accordance with the terms of Section 13.3, without the consent of any Indemnified Party, but only to the extent that such settlement or entry of judgment (i) provides solely for the payment of money by the Indemnifying Party or imposes an obligation of confidentiality, and (ii) provides a complete release of any Indemnified Party potentially affected by such Third Party Claim from all matters that were or could have been asserted in connection with such claims. Except as provided in the foregoing sentence, settlement or consent to entry of judgment shall require the prior approval of the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned.

13.4.    Procedures for Direct Claims. In the event any Indemnified Party shall have a claim for indemnity against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver written notice of such claim to the Indemnifying Party. Such notice referred to in the preceding sentence shall state the relevant facts and include therewith relevant documents and a statement in reasonable detail as to the basis for the indemnification sought. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to Section 13.2, it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty.

13.5.    Exclusive Remedy. The parties hereto expressly acknowledge and agree that (i) except as otherwise expressly provided in this Agreement, the provisions of this Article XIII shall be the sole and exclusive remedy for Damages caused as a result of any breach of any representation or warranty, or any breach, nonfulfillment or default in the performance of any covenant or agreement, contained in this Agreement, other than claims based on fraud, and the parties shall not be entitled to a rescission of this Agreement or any Ancillary Agreement or to any further indemnification or other rights or claims, all of which the parties hereby waive, and (ii) except as otherwise expressly provided in this Agreement, no Indemnifying Party shall be liable under this Agreement for consequential, indirect, punitive or treble Damages in connection with any action, suit or proceeding brought by the Purchaser against one or more Seller Parties or by one or more Seller Parties against the Purchaser, or for any Damages based on either the reduced current or future profitability or earnings of the Renewal Rights or Damages based on a multiple of such profitability, earnings or other factor, or reduction therein (it being understood that all Damages will for purposes of this Article XIII be determined and calculated on a direct, dollar-for-dollar basis), or for other Damages not provided for in this Article XIII. Any liability for indemnification under this Agreement will be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

13.6.    Specific Performance. It is agreed that any party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled hereunder or otherwise.

ARTICLE XIV
TRANSITION PERIOD

14.1.    Sublease.

(a)    From and after the Effective Date and at the Purchaser’s sole option, the parties shall use their commercially reasonable efforts to (i) obtain any required written consent of the landlord (the “Main Landlord”) of the Sub-Leased Premises (as defined below) to the Sublease Agreement; and (ii) execute and deliver the Sublease Agreement, in each case as of the Closing Date or no later than ninety (90) calendar days following the Closing Date.

(b)    In the event that the parties are unable to execute and deliver the Sublease Agreement, with the Main Landlord’s written consent, as of the Closing Date, the Seller Parties shall, for a period not exceeding ninety (90) calendar days from the Closing Date (the “Transition Period”), permit the Transferred Employees to use and occupy a portion of the Seller Parties’ facilities, as identified in the Sublease Agreement, including all fixtures and improvements of the Seller Parties thereat (the “Sub-Leased Premises”). The Purchaser shall use the Sub-Leased Premises for office use only in accordance with business decorum as per prior practice and with all applicable leases and Applicable Law.

(c)    The Seller Parties and the Purchaser agree that during the Transition Period, the Purchaser shall reimburse the Seller Parties on a pro rata basis (based on the square footage of the Sub-Leased Premises), for each full or partial month the Purchaser utilizes or otherwise occupies the Sub-Leased Premises, for all applicable rent, charges, fees and other overhead costs for use and occupancy of the Sub-Leased Premises incurred by the Seller Parties and/or its Affiliates, such amount to be paid to the Seller Parties within ten (10) Business Days of receipt by the Purchaser of an invoice therefor. The Purchaser shall maintain insurance coverage on the Sub-Leased Premises during the Transition Period, with terms and amounts of coverage to be commercially reasonable or as otherwise required in the Sublease Agreement and naming the Seller Parties as an additional named insured or loss payee, as applicable. If the parties have not executed and delivered the Sublease Agreement, with the Main Landlord’s written consent, prior to the expiration of the Transition Period, the Purchaser must vacate the Sub-Leased Premises no later than the end of the Transition Period. Upon vacating the Sub-Leased Premises, the Purchaser shall not be entitled to remove any fixtures or property and shall leave the Sub-Leased Premises in as good a condition as it was prior to the Transition Period.

(d)    The Purchaser shall indemnify and hold the Main Landlord of the Sub-Leased Premises and the Seller Parties and their Affiliates, and their respective shareholders, subsidiaries, officers, directors, employees, successors and permitted assigns, harmless from any and all Damages arising from (i) the actions of the Purchaser or its Affiliates, or any of their respective guests or Representatives (including the Transferred Employees), with regard to their conduct of business in, or use or occupancy of, the Sub-Leased Premises; (ii) any accidents, damages or injuries to persons or property occurring in, on or about the Sub-Leased Premises, other than accidents, damages or injuries caused by the Seller Parties or Main Landlord or their respective officers, employees, agents or contractors; or (iii) any breach or default under the Seller Parties’ lease agreement with Main Landlord resulting from the Transferred Employees use and occupancy of the Sub-Leased Premises.

14.2.    Embedded IP Rights. The Purchaser acknowledges that various items of computer hardware, telephone systems, storage media and other systems, equipment and goods included in the Transferred Assets may be delivered by the Seller Parties to the Purchaser with software, scripts, or other programming loaded on, embedded in or otherwise associated therewith (“Embedded IP Rights”). The Embedded IP Rights shall include physical copies of the data, source code, development documentation, and software listed on Schedule 14.2. The Purchaser acknowledges that the Seller Parties may delete any data not relating to the operation of the Seller Parties’ business as it relates to the Insurance Contracts (and any e-mail files of the Seller Parties and/or of their respective Affiliates, whether or not related to the Insurance Contracts) from the Transferred Assets prior to delivery thereof. The parties agree that solely to the extent that the Seller Parties own or otherwise have the right to grant rights in any Embedded IP Rights, the Seller Parties grant effective as of the Closing Date and upon delivery of the same to Purchaser, a nonexclusive, perpetual, royalty-free, worldwide license to Purchaser to use such Embedded IP Rights. Notwithstanding the foregoing, Purchaser acknowledges that the Seller Parties do not own or otherwise hold the right to grant the foregoing license with respect to all of the Embedded IP Rights and the Purchaser accordingly agrees that (i) the Purchaser is solely responsible, at Purchaser’s sole cost, for determining what licenses, permissions or consents that are required to be obtained from third parties to permit the Purchaser to utilize any Embedded IP Rights delivered with or in connection with any Transferred Assets, (ii) the Purchaser shall, prior to copying, operating or otherwise utilizing any Embedded IP Rights, secure, at Purchaser’s sole cost, all licenses, permissions or consents required from any third party in order to take such actions without infringing upon any third party’s intellectual property rights, and (iii) the Purchaser shall indemnify the Seller Parties and their Affiliates, and their respective shareholders, subsidiaries, officers, directors, employees, successors and permitted assigns, against and agrees to hold each of them harmless from any and all Damages, incurred or suffered by the Seller Parties or any of their respective Affiliates, arising out of the Purchaser’s failure to comply with the requirements of this Section 14.2 or its use of any Embedded IP Rights. To the extent that the Purchaser advises the Seller Parties that the Purchaser needs to communicate with third party licensors of Embedded IP Rights associated with any Transferred Assets, the Seller Parties shall authorize such third party vendors to communicate directly with the Purchaser concerning the licenses held by the Seller Parties solely with respect to such Embedded IP Rights associated with such Transferred Assets.

14.3.    Temporary Access to Seller Parties’ Systems. For a period of ninety (90) calendar days following the Closing Date, the Seller Parties will make available to the Purchaser and its employees access to the computer and software systems reasonably relating to the Insurance Contracts and/or the Embedded IP Rights (the “Available Systems”) solely on a transitional basis. The Purchaser acknowledges that the Seller Parties are not required to, and will not, provide access hereunder to the Purchaser to any systems or data that are (i) not part of the Available Systems, and (ii) e-mail files or archives. The Seller Parties shall have the sole right to determine the method and manner by which access to the Available Systems is granted to the Purchaser, provided that it shall act in good faith in making such determinations. The Purchaser agrees to comply with, and cause its employees to comply with, all security measures that the Seller Parties may in their sole discretion determine to be appropriate to prevent unauthorized access to or use of the Available Systems or any data stored or processed on such Available Systems. The Purchaser acknowledges that the Seller Parties do not own or otherwise hold the right to grant the foregoing access with respect to all of the operating systems, software, scripts, or other programming to which the Purchaser will be given access pursuant to this Section 14.3 (the “Accessed Software”) and the Purchaser accordingly agrees that (i) the Purchaser is solely responsible, at Purchaser’s sole cost, for determining what permissions or consents that are required to be obtained from third parties to permit the Purchaser to utilize the Accessed Software, (ii) the Purchaser shall, prior to accessing, operating or otherwise utilizing any Accessed Software, secure, at Purchaser’s sole cost, all permissions or consents required from any third party in order to take such actions without infringing upon any third party’s intellectual property rights, and (iii) the Purchaser shall indemnify the Seller Parties and their Affiliates, and their respective shareholders, subsidiaries, officers, directors, employees, successors and permitted assigns, against and agrees to hold each of them harmless from any and all Damages, incurred or suffered by the Seller Parties or any of their respective Affiliates, arising out of the Purchaser’s failure to comply with the requirements of this Section 14.3 or its use of any Accessed Software. To the extent that the Purchaser advises the Seller Parties that the Purchaser needs to communicate with third party licensors of Accessed Software, the Seller Parties shall authorize such third party vendors to communicate directly with the Purchaser concerning the licenses held by the Seller Parties solely with respect to such Accessed Software in the context of this Section 14.3.

14.4.    Disclaimer. The parties agree that any computer software or other intellectual property included in the Transferred Assets or otherwise transferred or made available hereunder (including any Embedded IP Rights or Accessed Software) to the Purchaser is provided with all fault, and the entire risk as to satisfactory quality, results, performance, reliability, functionality, accuracy, and effort is assumed by the Purchaser. The Purchaser acknowledges that it is responsible for evaluating the interoperability of the hardware and software included in the Transferred Assets or otherwise transferred or made available hereunder to the Purchaser with the Purchaser’s systems (including the evaluation of the interoperability of the Available Systems with the Purchaser's systems) or with any modifications made by the Purchaser. The configuration of any computer software and other intellectual property included in the Transferred Assets or otherwise transferred or made available hereunder to the Purchaser, and completion of any work in progress with respect thereto, is solely the risk and liability of the Purchaser, and the Seller Parties make no representation, warranty, or covenant with respect thereto.

14.5.    Transition Team. The Purchaser and the Seller Parties shall each appoint a two-person transition team which shall regularly communicate with the other party for purposes of diligently carrying out the provisions of this Article XIV, and which shall be authorized to act on behalf of their respective party as to matters pertaining to this Article XIV. Effective upon the Closing Date, such transition team shall be as set forth in Schedule 14.5 hereto, to be delivered at or prior to the Closing Date. Each party shall notify the other in writing as to the name, address and telephone number of any replacement for its designated transition team.

ARTICLE XV
MISCELLANEOUS PROVISIONS

15.1.    Entire Agreement. This Agreement, including all Schedules and Exhibits attached hereto, constitute the entire contract between the parties and there are no understandings other than as expressed in this Agreement or any Ancillary Agreement. All Schedules and Exhibits attached hereto are expressly incorporated into and made a part of this Agreement as fully as though completely set forth herein in full. In the event of any conflict between the provisions of this Agreement and any Schedule or Exhibit, the provisions of this Agreement will control. Capitalized terms used in the Schedules and Exhibits shall have the meanings assigned to them in this Agreement. The Section references referred to in the Schedules are to sections of this Agreement, unless otherwise expressly indicated. Any amendment or modification hereto shall be null and void unless made by amendment to this Agreement, and signed by the parties affected by such amendment.

15.2.    Assignment; Binding Effect. No party hereto shall transfer, delegate, subcontract, or assign any of its rights or obligations under this Agreement without first obtaining the written consent of the other parties; provided, however, that (i) the Purchaser may assign its rights to offer, quote, solicit, issue, write and/or bind the Covered Insurance Contracts to its Insurer Affiliates or the Purchaser Primary Insurer, as expressly provided herein (no such assignment shall relieve, in whole or in part, the Purchaser from any liabilities or obligations that it has assumed hereunder or under any of the Ancillary Agreements), and (ii) the Seller Parties may assign their rights to receive Override Payments under Section 2.6 to any Person with prior notice to, but without obtaining the consent of, the Purchaser. Any purported assignment, delegation, subcontracting, or transfer in violation of this Section 15.2 shall be void.

15.3.    No Third-Party Beneficiaries. Nothing in this Agreement, except as expressly set forth in Article XIII with respect to the indemnification of the parties’ Affiliates and their respective shareholders, subsidiaries, officers, directors and employees, and in any of the Ancillary Agreements is intended or shall be construed to give any Person (including the Purchaser Primary Insurer), other than the signatory parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any Ancillary Agreement or any provision contained herein.

15.4.    Invalidity. Unless the invalidity or unenforceability of any provision or portion thereof frustrates the intent of the parties or the purpose of this Agreement or the Ancillary Agreements, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions or portions thereof and where possible, the provisions of this Agreement shall be interpreted so as to sustain their legality and enforceability and for that purpose the provisions of this Agreement shall be read as if they cover only the specific situation to which they are being applied. The invalidity or unenforceability of any provision of this Agreement in a specific situation shall not affect the validity or enforceability of that provision in other situations or of other provisions of this Agreement. In the event that such provision shall be declared unenforceable by a court of competent jurisdiction, such provision or portion thereof, to the extent declared unenforceable, shall be stricken. However, in the event any such provision or portion thereof shall be declared unenforceable due to its scope, breadth or duration, then it shall be modified to the scope, breadth or duration permitted by Applicable Law and shall continue to the be fully enforceable as so modified.

15.5.    Governing Law. This Agreement shall be deemed to have been made under and governed by the laws of New York, without regard to conflicts or choice of law rules.

15.6.    Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of The United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the State Courts of the State of New York for purposes of enforcing this Agreement. In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above court, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Without limiting the foregoing, each party agrees that service of process on such party by written notice as provided in Section 14.11 shall be deemed effective service of process on such party.

15.7.    Waiver of Jury Trial. Each of the Parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby. The waivers in this Section 15.7 and in Section 15.6 have been made with the advice of counsel and with a full understanding of the legal consequences thereof and shall survive the termination of this Agreement.

15.8.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties hereto.

15.9.    Headings. The headings in this Agreement are for the convenience of reference only and shall not affect its interpretations.

15.10.   Communications. The parties shall jointly agree upon press releases and agent communications to be distributed with respect to the transactions contemplated under this Agreement, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with the New York Stock Exchange.

15.11.   Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by overnight courier or certified, registered or express mail, postage prepaid. Any such notice or other communication shall be deemed given: (i) upon actual delivery if presented personally or sent by facsimile transmission, (ii) one (1) Business Day following delivery to an overnight courier, or (iii) three (3) Business Days following deposit in the United States mail, if sent by certified, registered or express mail, postage prepaid, in each case to the following addresses:

(i)	If to the Purchaser: AmTrust Financial Services, Inc. 59 Maiden Lane, 6th fl New York, NY 10038 Attn: Stephen Ungar, Esq. Facsimile No.: (212) 220-7130 E-mail: sungar@amtrustgroup.com

With concurrent copies, which shall not constitute notice, to:

Edwards Angell Palmer & Dodge LLP 750 Lexington Avenue New York, NY 10022 Attention: Geoffrey Etherington, Esq. Facsimile No.: (212) 308-4844

(ii)
 If to the Seller Parties:

Laura A. Santirocco
Senior Vice President & Group General Counsel
Alea Group
55 Capital Boulevard
Corporate Ridge
Rocky Hill, CT 06067
Facsimile No.: (860) 258-6575
E-mail: laura.santirocco@aleagroup.com

With concurrent copies, which shall not constitute notice, to:

Jon Biasetti, Esq. Lord, Bissell & Brook LLP 115 S. LaSalle Street Chicago, IL 60603 Facsimile No.: (312) 896-6566 E-mail: jbiasetti@lordbissell.com
15.12.   Waiver of Compliance. Any waiver of any failure to comply with any obligation, covenant, agreement or condition under this Agreement must be in writing and signed by the parties. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Purchaser and the Seller Parties as of the Effective Date.

AMTRUST FINANCIAL SERVICES, INC. By: ________________________________ Name: Title:

ALEA NORTH AMERICA COMPANY By:_________________________________ Name: Title:

ALEA NORTH AMERICA INSURANCE COMPANY By:_________________________________ Name: Title:

EXHIBIT A

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* Confidential Treatment Requested

EXHIBIT B

TRANSFERRED ASSETS

1. Laptops/Desktops

Those laptops and desktops being used by the Transferred Employees as of the Closing Date.

2. SAP License

EXHIBIT C

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* Confidential Treatment Requested

EXHIBIT D

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* Confidential Treatment Requested

EXHIBIT E

SUBLEASE AGREEMENT

EXHIBIT F

BILL OF SALE AND GENERAL ASSIGNMENT AGREEMENT

BILL OF SALE

By and Between

ALEA NORTH AMERICA COMPANY

and

ALEA NORTH AMERICA INSURANCE COMPANY

in favor of

AMTRUST FINANCIAL SERVICES, INC.

Dated as of ________, 2005

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is dated as of _______, 2005, by and between Alea North America Company, a Delaware business corporation, and Alea North America Insurance Company, a New York property and casualty insurance company (individually and collectively, as applicable, the “Seller Parties”) in favor of AmTrust Financial Services, Inc., a Delaware corporation (“Purchaser”).

WITNESSETH:

WHEREAS, the Seller Parties and the Purchaser are parties to a Renewal Rights and Asset Purchase Agreement dated as of [____________], 2005 (the “Agreement”), pursuant to which, among other things, the Seller Parties will sell, and the Purchaser will purchase, the Renewal Rights and the Transferred Assets, upon the terms and subject to the conditions set forth in the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and agreements contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.    Definitions. Capitalized terms used herein and not defined herein have the respective meanings assigned to them in the Agreement.

Section 2.    Sale of Transferred Assets to Purchaser. The Seller Parties hereby sell, assign, transfer and deliver to the Purchaser and its successors and assigns forever all of the Seller Parties’ right, title and interest in and to the Transferred Assets listed on Schedule A hereto.

TO HAVE AND TO HOLD such Transferred Assets unto Purchaser and its successors and assigns forever.

Section 3.    Additional Actions. The Seller Parties and the Purchaser shall promptly execute, deliver, record or file any and all other releases, affidavits, waivers or other documents, and take any and all additional actions, which the Purchaser may reasonably request in order to implement the provisions of this Bill of Sale.

Section 4.    Representations and Warranties. Neither the Seller Parties nor the Purchaser make any representation or warranty hereunder with respect to the Transferred Assets other than those expressly set forth in the Agreement. This Bill of Sale is not intended to create any obligation of the Seller Parties or the Purchaser other than the obligations expressly stated in the Agreement.

Section 5.    No Third Party Beneficiaries. This Bill of Sale is for the sole and exclusive benefit of the Purchaser, the Seller Parties and their respective successors and assigns and nothing herein is intended or shall be construed to confer upon any Person other than the Purchaser, the Seller Parties or their respective successors and assigns any right, remedy or claim under or by reason of this Bill of Sale or any term, covenant or condition hereof.

Section 6.    Amendment. This Bill of Sale may only be amended or modified by a written instrument executed by all of the parties hereto. This Bill of Sale shall inure to the benefit of and be binding upon the Purchaser, Seller Parties and their respective successors and assigns.

Section 7.    Governing Law. THIS BILL OF SALE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale to be duly executed on its behalf as of the date first written above.

Alea North America Company By: Name: Title:

Alea North America Insurance Company By: Name: Title:

SCHEDULE A

1.	Laptops/Desktops Those laptops and desktops used by the Transferred Employees as of the Closing Date.

2.	SAP License

SCHEDULE 1.1(a)

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* Confidential Treatment Requested

SCHEDULE 1.1(b)

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* Confidential Treatment Requested

SCHEDULE 2.5

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* Confidential Treatment Requested

SCHEDULE 3.7

SELLER PARTIES REGULATORY APPROVALS
AND/OR OTHER CONSENTS

1.    The sale and transfer of the Transferred Assets and Renewal Rights and certain Ancillary Agreements require review and “non-objection” of the New York Insurance Department.

2.    The transaction contemplated by this Agreement requires the prior approval of the Board of Directors of each of the Seller Parties and of Alea Group Holdings (Bermuda) Ltd.

SCHEDULE 3.8(a)

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* Confidential Treatment Requested

SCHEDULE 3.8(b)

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* Confidential Treatment Requested

SCHEDULE 3.8(c)

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* Confidential Treatment Requested

SCHEDULE 3.8(d)

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* Confidential Treatment Requested

SCHEDULE 4.4

JURISDICTIONS WHERE PURCHASER IS NOT LICENSED

SCHEDULE 4.6

PURCHASER REGULATORY APPROVALS AND/OR OTHER CONSENTS

SCHEDULE 6.1(b)

CERTAIN BOOKS AND RECORDS

1.   underwriting and actuarial pricing models (hard paper copies and copies of any software).

2.   active underwriting account files (not including e-mail files) and corresponding loss run/claims data.

3.   rate, rule and form filings.

4.   template form of agency, MAA, TPA, broker, producer, reinsurance and any other core operating contracts.

SCHEDULE 8.1

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* Confidential Treatment Requested

SCHEDULE 14.2

DELIVERED SOFTWARE AND DOCUMENTATION

The source code, development documentation, and software:

☐ Operational Data Store

☐ Underwriting Workstation - (partially implemented)

☐ Electronic Data Exchange - (partially implemented)

☐ Collateral Management System (monitoring and reporting database)

☐ The AAR Client Portal SharePoint site (partially implemented)

☐ Account Management System “AMS” (Underwriting)

☐ Claim Management and Audit Databases

SCHEDULE 14.5

TRANSITION TEAM